Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	TEJAL ENGMAN Investor Relations (240) 744-5116 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for Third Quarter 2020

BETHESDA, MD; November 4, 2020 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the third quarter of 2020.

James F. Risoleo, President and Chief Executive Officer, said, “During the third quarter, we achieved a meaningful sequential increase in revenue and reduced our net loss and hotel-level operating losses from second-quarter levels, despite a year-over-year decrease in travel due to COVID-19. We reopened 20 hotels during the quarter, and consistently improved RevPAR each month as our operators increased average hotel occupancy by 680 basis points from July to September. In addition, we took important steps with our hotel operators towards achieving our goal of permanent cost savings as we continue to redefine our operating model and strengthen our business for the long term.”

Risoleo continued, “Subsequent to quarter end, we sold the 532-key Newport Beach Marriott Hotel & Spa for approximately $216 million after retaining FF&E reserves, and 29 acres of land adjacent to The Phoenician hotel for approximately $66 million. We are pleased to capitalize on these opportunistic sales at attractive prices that enhance our liquidity and reduce our near-term capital spending requirements. We ended the quarter with $2.4 billion of cash, having drawn the remaining capacity on our credit facility, issued $750 million of senior notes and used $390 million to repay existing debt. These actions further augmented our already solid cash position while extending our weighted average debt maturity and maintaining our weighted average interest rate. We continue to maximize our liquidity and maintain the strength of our investment-grade balance sheet, with no near-term debt maturities and a best-in-class ability to withstand prolonged business disruption.”

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,		Percent	Year-to-date ended September 30,		Percent
	2020	2019	Change	2020	2019	Change
Revenues	$198	$1,262	(84.3)%	$1,353	$4,135	(67.3)%
All owned hotel revenues (pro forma) (1)	198	1,212	(83.7)%	1,353	3,924	(65.5)%
Net income (loss)	(316)	372	N/M	(675)	851	N/M
EBITDAre (1)	(154)	316	N/M	(180)	1,183	N/M
Adjusted EBITDAre (1)	(111)	312	N/M	(136)	1,179	N/M
All owned hotel Total RevPAR – Constant US$	45.27	280.93	(83.9)%	104.51	306.21	(65.9)%
All owned hotel RevPAR – Constant US$	29.36	185.03	(84.1)%	63.53	193.71	(67.2)%

Diluted earnings (loss) per common share	(0.44)	0.51	N/M	(0.95)	1.14	N/M
NAREIT FFO per diluted share (1)	(0.21)	0.35	N/M	(0.25)	1.36	N/M
Adjusted FFO per diluted share (1)	(0.11)	0.35	N/M	(0.14)	1.37	N/M

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). Beginning in the third quarter of 2020, the Company changed its definition of Adjusted EBITDAre and Adjusted FFO to exclude non-ordinary course severance costs, which management believes provides useful supplemental information that is beneficial to an investor’s understanding of ongoing operating performance. Furlough costs, which are viewed as a replacement to wages, will continue to be included in these metrics. Including these severance costs, Adjusted EBITDAre and Adjusted FFO would have been $(154) million and $(123) million, respectively, for the third quarter 2020 and $(180) million and $(146) million year-to-date, respectively. See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

N/M = Not meaningful

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

*Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by Total RevPAR, is available in the Third Quarter 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

Portfolio Highlights:

•	As of November 4, 2020, re-opened 31 of the 35 hotels that had suspended operations, and had open a total of 75 of its 79 consolidated hotels, representing 94% of the Company’s room count.
•	Improved average monthly occupancy by 680 basis points, from 12.9% in July to 19.7% in September 2020.
•

Achieved break-even or positive hotel-level operating profit at 22% of its hotels, representing 18% of rooms, for the month of September 2020, excluding severance costs and the Employee Retention Credit (“ERC”) that, under the CARES Act, partially offset the costs for the operator’s furloughed hotel employees.

•	Subsequent to quarter end, completed the sale of the Newport Beach Marriott Hotel & Spa for $216 million and sold three parcels of land at The Phoenician hotel for $66 million.

Update on COVID-19 Response and Positioning for Recovery

In response to the COVID-19 pandemic, the Company and its hotel operators have prioritized preserving financial liquidity and ensuring that the Company’s hotels are well positioned for recovery.

Preserving financial liquidity:2

Compared to second quarter 2020, cash used in operating activities improved by $23 million in the third quarter and cash burn improved by approximately $132 million, as a result of month to month improvement in average occupancy and, for cash burn, lower levels of capital expenditures and recording of the ERC. Significant expenditures included in the Company’s total cash burn are (in millions):

	Quarter ended September 30, 2020	Quarter ended June 30, 2020
Net loss	$(316)	$(356)
GAAP net cash used in operating activities	(149)	(172)
Cash burn (2)	(267)	(399)

Components of cash burn:
Hotel-level operating loss (2)	(97)	(162)
Interest payments (3)	(27)	(46)
Cash corporate and other expenses	(16)	(21)
Capital expenditures	(84)	(169)
Severance at hotel properties	(43)	(1)

The Company’s liquidity can be estimated based on the average monthly GAAP cash used in operating activities and cash burn using the third quarter performance as well as forecasted interest expense and capital expenditures. Monthly cash burn for the fourth quarter is expected to exceed the third quarter average primarily due to the timing and amount of payments of capital expenditures, interest payments, and the ERC. In a scenario in which fourth quarter hotel operations are commensurate with the third quarter but exclude the $23 million ERC, the Company estimates that:

(i)

the average monthly GAAP cash used in operating activities would be approximately $66 million at the midpoint, which includes estimated interest, corporate-level expenses, and cash timing adjustments, and

(ii)	monthly cash burn would be approximately $95 million to $105 million(2), which also includes estimated monthly capital expenditures.

(2)

Hotel-level operating loss and cash burn are non-GAAP financial measures within the meaning of the rules of the SEC. Beginning in the third quarter of 2020, the Company removes severance costs incurred outside the ordinary course of business from All Owned Hotel Pro Forma EBITDA, a major component of hotel-level operating loss, as management believes this provides useful supplemental information that is beneficial to an investor’s understanding of ongoing operating performance. Furlough costs, which are viewed as a replacement to wages, and the $23 million in ERC are included in this metric. Severance and furlough costs are included in determining quarterly cash burn. See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(3)	Interest payments for the third quarter do not include cash debt extinguishment costs of $26 million, which are considered a financing activity on the Company’s statement of cash flows.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

Based on the above, the Company anticipates the total available liquidity at the end of 2020 would be approximately $2.4 billion to $2.5 billion, including cash and FF&E reserves, and proceeds from the sales referenced above that occurred subsequent to quarter end, but not including any potential debt paydowns or other transactions. At this current cash burn level, the Company anticipates it would have ample liquidity until November of 2022, subject to obtaining continued covenant waivers from the lenders under the credit facility.

Actions by the Company’s hotel operators and the Company to preserve financial liquidity and position itself for the recovery include:

Reducing Operating Costs

•

Reduction of portfolio-wide hotel operating costs by over 65%, excluding severance, in the third quarter compared to the prior year, by continuing to suspend or scale back operations at hotels and furlough hotel employees. Furloughed employees received healthcare benefits of $31 million in the third quarter and approximately $85 million year-to-date. In addition, the Company’s hotel operators recorded a $23 million credit related to the ERC in the third quarter, which reduced hotel-level operating expenses.

•

Re-evaluation of the workforce structure and implementation of changes that are expected to lead to a more efficient operating model in the long term. As a result, the Company recorded severance costs of approximately $43 million in the third quarter. Full year severance costs for 2020 are expected to be $60 million to $70 million.

•	Reduction of year-to-date corporate expenses by nearly 15% compared to the prior year.

Strengthening the Balance Sheet

•	Draw of $746 million of the remaining capacity on the revolver portion of the Company’s credit facility in the third quarter as a precautionary measure in order to preserve financial flexibility.
•

Issuance of $750 million of 3.5% Series I Senior Notes due 2030 in the third quarter. A portion of the proceeds were used to repurchase approximately 81% of the outstanding 4.75% Series C Senior Notes due 2023 for $390 million, including $26 million of prepayment costs, extending the Company’s weighted average debt maturity, while maintaining its average interest rate.

•	Continued suspension of the quarterly dividend and stock repurchases.

Positioning for recovery

•

Continued completion of the Marriott transformational capital program and other ROI projects to take advantage of reduced demand. The Company believes the renovations will position these hotels to capture additional revenue during the economic recovery.

•

Continued review of operating costs with hotel managers at varying levels of occupancy with a focus on modernizing brand standards, streamlining operating departments and accelerating the adoption of cost-saving technology.

Operating Results

The Company’s prior year presentation of comparable hotel performance is no longer relevant given the impact of COVID-19. Hotel operating results, including RevPAR, are instead being reported on an All Owned Hotel pro forma basis, which includes all consolidated properties owned as of September 30, 2020, but does not include the results of operations for properties sold in 2019 or through the reporting date. Additionally, operating results for acquisitions in the prior year are reflected for the full 2019 calendar year, to include results for periods prior to the Company’s ownership. See the Notes to Financial Information – All Owned Hotel Operating Statistics and Results for further information on these pro forma statistics.

Due to low occupancy levels and/or state mandates, operations remain suspended at four hotels in the Company’s portfolio as of November 4, 2020. The Company has provided a complete list of these suspended hotels on page 35 of its Third Quarter 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

The following presents the monthly hotel operating results for the full portfolio during the periods presented:

	July 2020	July 2019	Change		August 2020	August 2019	Change		September 2020	September 2019	Change
Number of hotels	80	80			80	80			80	80
Number of rooms	46,670	46,670			46,674	46,674			46,674	46,674

Average Occupancy Percentage	12.9%	82.5%	(69.6	pts)	18.9%	80.6%	(61.8	pts)	19.7%	78.4%	(58.7	pts)
Average Room Rate	$177.76	$229.15	(22.4)%		$162.50	$218.11	(25.5)%		$175.78	$242.82	(27.6)%
RevPAR	$22.94	$189.00	(87.9)%		$30.67	$175.86	(82.6)%		$34.64	$190.40	(81.8)%

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

The following presents the monthly hotel operating results for the hotels without suspended operations during the periods presented:3

	July 2020	August 2020	September 2020
Number of hotels (4)	57	66	70
Number of rooms	32,478	38,146	41,118

Average Occupancy Percentage	17.9%	22.0%	22.1%
Average Room Rate	$178.56	$163.41	$174.93
RevPAR	$32.02	$35.88	$38.74

Hotel Business Mix Update

The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the third quarter, demand continued to be primarily driven by drive-to and resort destinations. The following are the sequential results of the Company’s consolidated portfolio transient, group and contract business:

	Quarter ended September 30, 2020			Quarter ended June 30, 2020
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	536	127	74	198	134	43
Percentage change in room nights vs. same period in 2019	(75.1)%	(88.8)%	(57.7)%	(90.0)%	(90.0)%	(74.1)%
Room Revenues (in millions)	$98	$17	$11	$37	$18	$6
Percentage change in revenues vs. same period in 2019	(80.9)%	(93.0)%	(69.3)%	(92.8)%	(94.3)%	(83.3)%

The Company and its operators have focused on rebooking future business with its customers and have rebooked approximately 16% of group business that was cancelled in 2020 into future years.

Capital Expenditures

The Company’s capital expenditures spending is expected to range from $475 million to $510 million for full year 2020:

	Year-to-date ended September 30, 2020	2020 Full Year Forecast
	Actuals	Low-end of range	High-end of range
ROI - Marriott transformational capital program	$141	$175	$180
ROI - All other ROI projects	121	150	160
Total ROI project spend	262	325	340
Renewals and Replacements	122	150	170
Total Capital Expenditures	$384	$475	$510

Through the third quarter of 2020, the Company completed approximately 78% of the total capital expenditure projects planned for the year. The full year forecast ROI capital expenditures includes $175 million to $180 million for the Marriott transformational capital program, which is reduced by approximately $20 million compared to the prior forecast as a result of savings on completed projects and construction timing. The Company expects to receive operating profit guarantees of approximately $20 million in 2020, including $5 million that was received in the third quarter of 2020 and $7 million expected in the fourth quarter.

The Company has prioritized major capital projects in assets and markets that are expected to recover faster, such as leisure and drive-to destinations, as well as previously announced major return on investment projects. The Company is utilizing the low occupancy environment to accelerate certain projects and minimize future disruption.

Dispositions

On October 30, 2020, the Company sold 29 acres of land adjacent to The Phoenician hotel for approximately $66 million. The buyer plans for residential development on the land, including a mix of single family, villas and condominium units.

(4)

Represents the hotels that were accepting reservations during the entirety of the month. Excludes the 23, 14, and 10 hotels with suspended operations in the months of July, August and September, respectively.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

Additionally, residents of these new homes will be provided the option of purchasing membership to an amenity program with The Phoenician to access resort amenities and other services. On November 2, 2020, the Company sold the Newport Beach Marriott Hotel & Spa for $216 million and expects to record a gain of approximately $200 million in the fourth quarter for the combined sales.

Balance Sheet

The Company maintains a robust balance sheet with the following balances at September 30, 2020:

•	Total assets of $13.1 billion.
•	Cash balance of approximately $2.4 billion and FF&E escrow reserves of $138 million. The revolver and term loan portions of its credit facility are fully utilized.
•	Debt balance of $5.6 billion, with an average maturity of 5.2 years, an average interest rate of 3.0%, and no maturities until 2023.

The Company’s quarterly-tested financial covenants in its credit facility were waived beginning July 1, 2020 through the second quarter of 2021, with testing resuming for the third quarter of 2021. The Company’s credit facility requires that net proceeds from debt issuances and asset sales in excess of $350 million be used first to repay borrowings under the revolver and, in excess of $700 million in proceeds, to repay the revolver and term loans on a pro rata basis, subject to certain exceptions. As a result of restrictions under the waiver, proceeds from the issuance of Series I senior notes, the Newport Beach Marriott sale and the land sale at The Phoenician, the Company may be required to use a portion of the combined sale proceeds to repay the revolving credit facility to the extent the Series I senior notes proceeds are not used to repay other debt. As of September 30, 2020, the Company was below the financial covenant levels under its senior notes indentures necessary to incur debt and, as a result, it will not be able to incur additional debt while below these levels.

2020 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, among others, the Company cannot provide guidance for its operations or fully estimate the effect of COVID-19 on operations. The Company does not expect to see a material improvement in operations until government restrictions have been lifted and business and leisure travelers are comfortable that the risks associated with traveling and contracting COVID-19 are significantly reduced. The Company does not intend to provide further updates unless deemed appropriate.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 74 properties in the United States and five properties internationally totaling approximately 46,100 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 4, 2020 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

HOST HOTELS & RESORTS, INC. NEWS RELEASE	NOVEMBER 4, 2020

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2020, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net (income) loss attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
Property and equipment, net	$9,487	$9,671
Right-of-use assets	600	595
Assets held for sale	53	—
Due from managers	19	63
Advances to and investments in affiliates	33	56
Furniture, fixtures and equipment replacement fund	138	176
Other	311	171
Cash and cash equivalents	2,430	1,573
Total assets	$13,071	$12,305

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$3,150	$2,776
Credit facility, including the term loans of $997	2,482	989
Other debt	6	29
Total debt	5,638	3,794
Lease liabilities	612	606
Accounts payable and accrued expenses	78	263
Due to managers	90	—
Other	166	175
Total liabilities	6,584	4,838

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	80	142

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 705.3 million shares and 713.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,589	7,675
Accumulated other comprehensive loss	(79)	(56)
Deficit	(1,115)	(307)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,402	7,319
Non-redeemable non-controlling interests—other consolidated partnerships	5	6
Total equity	6,407	7,325
Total liabilities, non-controlling interests and equity	$13,071	$12,305
___________
(1)	Please see our Third Quarter 2020 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
Revenues
Rooms	$126	$830	$813	$2,618
Food and beverage	31	341	372	1,223
Other	41	91	168	294
Total revenues	198	1,262	1,353	4,135
Expenses
Rooms	69	221	299	664
Food and beverage	72	260	356	835
Other departmental and support expenses	109	320	541	981
Management fees	5	52	33	177
Other property-level expenses	77	85	240	268
Depreciation and amortization	166	165	498	501
Corporate and other expenses(1)	18	26	68	80
Gain on insurance and business interruption settlements	—	(4)	—	(4)
Total operating costs and expenses	516	1,125	2,035	3,502
Operating profit (loss)	(318)	137	(682)	633
Interest income	—	8	7	23
Interest expense	(66)	(46)	(143)	(132)
Other gains/(losses)	1	274	13	336
Loss on foreign currency transactions and derivatives	(1)	(1)	—	—
Equity in earnings (losses) of affiliates	(5)	4	(26)	13
Income (loss) before income taxes	(389)	376	(831)	873
Benefit (provision) for income taxes	73	(4)	156	(22)
Net income (loss)	(316)	372	(675)	851
Less: Net (income) loss attributable to non-controlling interests	3	(4)	7	(11)
Net income (loss) attributable to Host Inc.	$(313)	$368	$(668)	$840
Basic and diluted earnings (loss) per common share	$(.44)	$.51	$(.95)	$1.14
___________
(1)	Corporate and other expenses include the following items:

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
General and administrative costs	$14	$22	$57	$69
Non-cash stock-based compensation expense	4	4	11	11
Total	$18	$26	$68	$80

HOST HOTELS & RESORTS, INC.

Earnings (Loss) per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(316)	$372	$(675)	$851
Less: Net (income) loss attributable to non-controlling interests	3	(4)	7	(11)
Net income (loss) attributable to Host Inc.	$(313)	$368	$(668)	$840

Basic weighted average shares outstanding	705.2	725.5	706.1	735.0
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	—	.3	—	.4
Diluted weighted average shares outstanding (1)	705.2	725.8	706.1	735.4
Basic and diluted earnings (loss) per common share	$(.44)	$.51	$(.95)	$1.14
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$

	As of September 30, 2020		Quarter ended September 30, 2020				Quarter ended September 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$419.23	43.3%	$181.67	$383.23	$363.69	69.0%	$251.05	$516.90	(27.6)%	(25.9)%
Florida Gulf Coast	5	1,842	288.56	33.7	97.38	181.81	242.93	61.6	149.63	290.64	(34.9)	(37.4)
Miami	3	1,276	209.34	26.8	56.08	98.65	235.65	73.9	174.18	294.09	(67.8)	(66.5)
Maui/Oahu	4	1,987	172.74	11.3	19.47	22.11	385.51	91.5	352.78	543.42	(94.5)	(95.9)
Phoenix	3	1,654	201.12	22.0	44.33	110.66	197.07	57.9	114.19	287.59	(61.2)	(61.5)
Los Angeles	4	1,726	193.52	25.8	50.02	65.89	238.54	87.3	208.32	303.73	(76.0)	(78.3)
San Francisco/San Jose	7	4,528	165.35	13.1	21.59	27.13	266.18	84.2	224.20	301.99	(90.4)	(91.0)
San Diego	3	3,288	203.85	15.6	31.78	52.66	256.92	83.5	214.41	372.78	(85.2)	(85.9)
New York	3	4,261	187.37	11.0	20.70	23.16	271.11	92.0	249.40	341.59	(91.7)	(93.2)
Atlanta	4	1,682	139.03	31.6	43.89	60.57	168.37	85.6	144.09	219.82	(69.5)	(72.4)
Orange County	2	925	163.24	27.2	44.34	60.04	207.20	82.8	171.54	273.03	(74.2)	(78.0)
Philadelphia	2	810	147.01	32.2	47.36	68.09	207.13	88.2	182.60	295.52	(74.1)	(77.0)
New Orleans	1	1,333	112.64	26.6	30.00	35.57	156.82	77.0	120.78	175.05	(75.2)	(79.7)
Houston	4	1,716	105.12	32.4	34.07	47.93	170.32	67.0	114.07	159.84	(70.1)	(70.0)
Northern Virginia	3	1,252	157.90	19.7	31.11	43.91	199.70	72.7	145.09	217.46	(78.6)	(79.8)
Washington, D.C. (CBD)	5	3,238	163.25	6.3	10.22	12.42	211.15	84.4	178.19	254.63	(94.3)	(95.1)
Orlando	1	2,004	150.91	3.3	5.04	14.64	155.29	59.2	91.97	231.78	(94.5)	(93.7)
Seattle	2	1,315	172.32	6.1	10.48	12.33	260.45	90.2	234.96	291.64	(95.5)	(95.8)
Denver	3	1,340	122.10	21.5	26.24	34.58	184.28	84.5	155.64	218.16	(83.1)	(84.1)
San Antonio	2	1,512	125.27	13.6	17.07	22.72	165.01	66.6	109.84	155.81	(84.5)	(85.4)
Boston	3	2,715	135.30	4.9	6.62	9.43	243.00	91.1	221.28	291.41	(97.0)	(96.8)
Chicago	4	1,816	124.78	17.6	21.95	26.96	220.91	85.5	188.78	264.29	(88.4)	(89.8)
Other	6	2,509	119.23	22.3	26.58	33.80	173.28	81.0	140.40	198.24	(81.1)	(83.0)
Domestic	75	45,175	173.14	17.3	30.00	46.33	232.34	80.7	187.46	285.10	(84.0)	(83.8)

International	5	1,499	88.93	11.3	10.08	13.50	147.24	75.9	111.82	155.21	(91.0)	(91.3)
All Locations Constant US$	80	46,674	171.35	17.1	29.36	45.27	229.77	80.5	185.03	280.93	(84.1)	(83.9)

All Owned Hotels (pro forma) in Nominal US$

	As of September 30, 2020		Quarter ended September 30, 2020				Quarter ended September 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$88.93	11.3%	$10.08	$13.50	$159.14	75.9%	$120.86	$166.88	(91.7)%	(91.9)%
Domestic	75	45,175	173.14	17.3	30.00	46.33	232.34	80.7	187.46	285.10	(84.0)	(83.8)
All Locations	80	46,674	171.35	17.1	29.36	45.27	230.13	80.5	185.32	281.30	(84.2)	(83.9)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$

	As of September 30, 2020		Year-to-date ended September 30, 2020				Year-to-date ended September 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$405.40	42.8%	$173.66	$356.40	$383.37	77.2%	$296.02	$652.91	(41.3)%	(45.4)%
Florida Gulf Coast	5	1,842	369.22	40.7	150.28	295.52	340.73	72.8	247.94	486.76	(39.4)	(39.3)
Miami	3	1,276	370.39	35.3	130.64	211.54	318.31	80.1	254.98	401.39	(48.8)	(47.3)
Maui/Oahu	4	1,987	415.84	29.7	123.66	179.81	401.92	90.9	365.45	563.64	(66.2)	(68.1)
Phoenix	3	1,654	317.49	32.0	101.46	238.55	292.22	71.7	209.42	472.19	(51.6)	(49.5)
Los Angeles	4	1,726	210.37	34.8	73.12	105.12	230.36	87.6	201.87	297.83	(63.8)	(64.7)
San Francisco/San Jose	7	4,528	266.39	25.5	67.87	98.41	279.15	81.5	227.38	315.49	(70.2)	(68.8)
San Diego	3	3,288	234.30	26.4	61.82	120.05	255.81	81.2	207.62	372.41	(70.2)	(67.8)
New York	3	4,261	190.05	32.4	61.49	87.59	268.50	83.0	222.99	329.67	(72.4)	(73.4)
Atlanta	4	1,682	171.23	34.7	59.48	91.63	193.72	79.7	154.41	241.44	(61.5)	(62.1)
Orange County	2	925	184.67	31.0	57.17	93.39	199.26	80.4	160.27	264.63	(64.3)	(64.7)
Philadelphia	2	810	160.15	35.2	56.35	88.08	216.10	85.4	184.46	301.70	(69.5)	(70.8)
New Orleans	1	1,333	176.44	30.6	54.04	78.28	188.24	79.9	150.35	219.33	(64.1)	(64.3)
Houston	4	1,716	145.80	35.9	52.30	76.89	178.46	72.4	129.22	184.58	(59.5)	(58.3)
Northern Virginia	3	1,252	187.00	26.7	50.00	79.88	208.03	72.1	150.02	245.90	(66.7)	(67.5)
Washington, D.C. (CBD)	5	3,238	223.18	21.5	48.07	68.76	246.65	83.1	204.99	293.15	(76.5)	(76.5)
Orlando	1	2,004	211.61	20.1	42.57	106.45	182.58	69.5	126.97	303.48	(66.5)	(64.9)
Seattle	2	1,315	191.36	20.4	38.98	55.62	231.59	84.3	195.17	256.01	(80.0)	(78.3)
Denver	3	1,340	145.92	26.5	38.63	56.80	175.15	76.3	133.61	195.92	(71.1)	(71.0)
San Antonio	2	1,512	167.34	20.6	34.54	51.30	183.18	73.0	133.69	195.06	(74.2)	(73.7)
Boston	3	2,715	173.40	19.3	33.48	50.97	238.71	82.8	197.72	271.22	(83.1)	(81.2)
Chicago	4	1,816	134.05	25.0	33.45	45.13	207.76	76.2	158.28	224.27	(78.9)	(79.9)
Other	6	2,509	146.76	31.0	45.50	62.09	172.53	79.1	136.41	193.77	(66.6)	(68.0)
Domestic	75	45,175	227.89	28.4	64.66	106.51	246.75	79.8	196.78	311.48	(67.1)	(65.8)

International	5	1,499	121.49	24.3	29.53	44.01	142.14	71.1	101.09	147.50	(70.8)	(70.2)
All Locations - Constant US$	80	46,674	224.95	28.2	63.53	104.51	243.74	79.5	193.71	306.21	(67.2)	(65.9)

All Owned Hotels (pro forma) in Nominal US$

	As of September 30, 2020		Year-to-date ended September 30, 2020				Year-to-date ended September 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$121.49	24.3%	$29.53	$44.01	$154.30	71.1%	$109.74	$159.00	(73.1)%	(72.3)%
Domestic	75	45,175	227.89	28.4	64.66	106.51	246.75	79.8	196.78	311.48	(67.1)	(65.8)
All Locations	80	46,674	224.95	28.2	63.53	104.51	244.09	79.5	193.99	306.58	(67.2)	(65.9)

___________

(1)

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we are revising our presentation to instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of September 30, 2020 but do not include the results of operations for properties sold in 2019 or through the reporting date; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Operating Statistics and Results for further information on these pro forma statistics and – Constant US$ and Nominal US$ for a discussion on constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
Number of hotels	80	80	80	80
Number of rooms	46,674	46,674	46,674	46,674
Change in hotel Total RevPAR -
Constant US$	(83.9)%	—	(65.9)%	—
Nominal US$	(83.9)%	—	(65.9)%	—
Change in hotel RevPAR -
Constant US$	(84.1)%	—	(67.2)%	—
Nominal US$	(84.2)%	—	(67.2)%	—
Operating profit (loss) margin (2)	(160.6)%	10.9%	(50.4)%	15.3%
All Owned Hotel Pro Forma EBITDA margin (2)	(46.0)%	25.6%	(5.3)%	29.5%
Food and beverage profit margin (2)	(132.3)%	23.8%	4.3%	31.7%
All Owned Hotel Pro Forma food and beverage profit margin (2)	(54.8)%	23.7%	10.8%	31.8%

Net income (loss)	$(316)	$372	$(675)	$851
Depreciation and amortization	166	165	498	501
Interest expense	66	46	143	132
Provision (benefit) for income taxes	(73)	4	(156)	22
Gain on sale of property and corporate level income/expense	23	(263)	74	(296)
Severance at hotel properties (3)	43	—	44
Pro forma adjustments (4)	—	(14)	—	(54)
All Owned Hotel Pro Forma EBITDA	$(91)	$310	$(72)	$1,156

	Quarter ended September 30, 2020				Quarter ended September 30, 2019
		Adjustments				Adjustments
	GAAP Results	Severance at hotel properties (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments (4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$126	$—	$—	$126	$830	(34)	$—	$796
Food and beverage	31	—	—	31	341	(12)	—	329
Other	41	—	—	41	91	(4)	—	87
Total revenues	198	—	—	198	1,262	(50)	—	1,212
Expenses
Room	69	(13)	—	56	221	(9)	—	212
Food and beverage	72	(24)	—	48	260	(9)	—	251
Other	191	(6)	—	185	457	(18)	—	439
Depreciation and amortization	166	—	(166)	—	165	—	(165)	—
Corporate and other expenses	18	—	(18)	—	26	—	(26)	—
Gain on insurance and business interruption settlements	—	—	—	—	(4)	—	4	—
Total expenses	516	(43)	(184)	289	1,125	(36)	(187)	902
Operating Profit - All Owned Hotel Pro Forma EBITDA	$(318)	$43	$184	$(91)	$137	$(14)	$187	$310

	Year-to-date ended September 30, 2020				Year-to-date ended September 30, 2019
		Adjustments				Adjustments
	GAAP Results	Severance at hotel properties (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments (4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$813	$—	$—	$813	$2,618	$(145)	$—	$2,473
Food and beverage	372	—	—	372	1,223	(51)	—	1,172
Other	168	—	—	168	294	(15)	—	279
Total revenues	1,353	—	—	1,353	4,135	(211)	—	3,924
Expenses
Room	299	(13)	—	286	664	(36)	—	628
Food and beverage	356	(24)	—	332	835	(36)	—	799
Other	814	(7)	—	807	1,426	(85)	—	1,341
Depreciation and amortization	498	—	(498)	—	501	—	(501)	—
Corporate and other expenses	68	—	(68)	—	80	—	(80)	—
Gain on insurance and business interruption settlements	—	—	—	—	(4)	—	4	—
Total expenses	2,035	(44)	(566)	1,425	3,502	(157)	(577)	2,768
Operating Profit - All Owned Hotel Pro Forma EBITDA	$(682)	$44	$566	$(72)	$633	$(54)	$577	$1,156

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of all owned hotel pro forma results, including the limitations on their use. For additional information on hotel EBITDA by location, see the Third Quarter 2020 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.

(3)

Due to the loss of business during the COVID-19 pandemic, the managers of our hotels have significantly reduced wages and benefits expense through employee furloughs to preserve operating cash flow and have incurred, and expect to continue to incur, significant severance expenses. We expect that a portion of the reduction in wage and benefit expenses as a result of the terminations will become permanent due to changes in the hotel-level operating model based on negotiations with our managers when a future recovery in the lodging industry is achieved. While severance expense is not uncommon at either the individual hotel or corporate level, due to the scope of the operational changes currently under discussion with our hotel managers across much of our portfolio, as well as the potential for significant restructuring at an individual hotel-specific level, we do not consider the current severance costs to be within the normal course of business. Therefore, effective for the third quarter of 2020, we remove these amounts from hotel property level operating results and have changed our definition of Adjusted EBITDAre and Adjusted FFO to exclude non-ordinary course severance costs, which we believe provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. Furlough costs, which are viewed as a replacement to wages, will continue to be included in these metrics. Including these severance costs, our All Owned Hotel Pro Forma EBITDA would have been $(134) million for the third quarter 2020 and $(116) million year-to-date 2020.

(4)

Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired during the presented periods. For this presentation, we no longer adjust for certain items such as gains on insurance settlements, the results of our leased office buildings and other non-hotel revenue and expense items, and they are included in the All Owned Hotel Pro Forma results.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
Net income (loss) (2)	$(316)	$372	$(675)	$851
Interest expense	66	46	143	132
Depreciation and amortization	166	159	498	495
Income taxes	(73)	4	(156)	22
EBITDA (2)	(157)	581	(190)	1,500
Gain on dispositions (3)	(1)	(273)	(1)	(332)
Non-cash impairment expense	—	6	—	6
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	(4)	26	(13)
Pro rata EBITDAre of equity investments	(1)	6	(15)	22
EBITDAre (2)	(154)	316	(180)	1,183
Adjustments to EBITDAre:
Severance at hotel properties (4)	43	—	44	—
Gain on property insurance settlement	—	(4)	—	(4)
Adjusted EBITDAre (2)	$(111)	$312	$(136)	$1,179
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net income (loss), EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the year-to-date ended September 30, 2020 include a gain of $12 million from the sale of land adjacent to The Phoenician hotel and a loss of $14 million related to inventory impairment expense recorded by our Maui timeshare joint venture, reflected through equity in (earnings) losses of affiliates.

(3)	Reflects the sale of 12 hotels in 2019.
(4)

Refer to footnote (3) on the Schedule of All Owned Hotel Pro Forma Results. Including severance costs, Adjusted EBITDAre and Adjusted FFO would have been $(154) million and $(123) million, respectively, for the third quarter 2020 and $(180) million and $(146) million, respectively, for year-to-date 2020.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings (Loss) per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(316)	$372	$(675)	$851
Less: Net (income) loss attributable to non-controlling interests	3	(4)	7	(11)
Net income (loss) attributable to Host Inc.	(313)	368	(668)	840
Adjustments:
Gain on dispositions (3)	(1)	(273)	(1)	(332)
Tax on dispositions	—	(3)	—	(3)
Gain on property insurance settlement	—	(4)	—	(4)
Depreciation and amortization	165	159	496	493
Non-cash impairment expense	—	6	—	6
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	(4)	26	(13)
Pro rata FFO of equity investments	(4)	3	(21)	16
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	1
FFO adjustments for non-controlling interests of Host L.P.	(2)	1	(5)	(2)
NAREIT FFO (2)	(150)	253	(174)	1,002
Adjustments to NAREIT FFO:
Loss on debt extinguishment	27	4	28	4
Severance at hotel properties (4)	43	—	44	—
Adjusted FFO (2)	$(80)	$257	$(102)	$1,006

For calculation on a per share basis (5):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	705.2	725.8	706.1	735.4
Diluted earnings (loss) per common share	$(.44)	$.51	$(.95)	$1.14
NAREIT FFO per diluted share	$(.21)	$.35	$(.25)	$1.36
Adjusted FFO per diluted share	$(.11)	$.35	$(.14)	$1.37
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)

Diluted earnings (loss) per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis (discussed in “Comparable Hotel Operating Statistics” below). However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we are temporarily suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis, including the following adjustments: (1) operating results are presented for all consolidated hotels owned as of September 30, 2020, but do not include the results of operations for properties sold in 2019 or through the reporting date; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Comparable Hotel Operating Statistics

The following discusses our typical presentation of comparable hotels; however, this method is not being used in the current presentation due to the impact of COVID-19:

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis in order to enable our investors to better evaluate our operating performance.

We define our comparable hotels as those:

(i) that are owned or leased by us at the end of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

Historically, we have not included an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the 1 Hotel South Beach in February 2019 and therefore it was not included in our comparable hotel set for 2019. We, however, made a change to this policy effective January 1, 2020, which is explained below under “2020 Comparable Hotel Definition Change.”

Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

2020 Comparable Hotel Definition Change

Effective January 1, 2020, the Company adjusted its definition of comparable hotels to include recent acquisitions on a pro forma basis assuming they have comparable operating environments. Operating results for acquisitions in the current and prior year will be reflected for full calendar years and will include results for periods prior to Company ownership. Management believes this change will provide investors a better understanding of underlying growth trends for the Company’s current portfolio. As a result, the 1 Hotel South Beach would have been included in the comparable hotel set for 2020.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results of our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. We believe this presentation is useful to investors as it provides clarity with respect to growth in RevPAR in the local currency of the hotel consistent with the way we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

reflected in the results of net income (loss), EBITDA, Adjusted EBITDAre, diluted earnings (loss) per common share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, (iv) All Owned Hotel Property Level Operating Results (v) Hotel-level operating loss and (vi) Cash burn. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

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Severance Expense – Effective for the third quarter of 2020, in certain circumstances, we will add back hotel-level severance expenses when we do not believe they are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant restructuring

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and, therefore, excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

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Severance Expense – Effective for the third quarter of 2020, in certain circumstances, we will add back hotel-level severance expenses when we do not believe they are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant restructuring of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level restructuring and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s quarterly report on Form 10-Q (“Statements of Cash Flows”) include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating results of our hotels as discussed in “All Owned Hotel Operating Statistics and Results” above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. While severance expense is not uncommon at the individual property level in the normal course of business, we eliminate from our hotel level operating results severance costs related to broad-based and significant property-level restructuring that is not considered to be within the normal course of business, as we believe this provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

COVID-19 Non-GAAP Reporting Measures

Hotel-level Operating Loss.  We present hotel-level operating loss because management believes this metric is helpful to investors to evaluate the monthly operating performance of our properties during the COVID-19 pandemic. We further adjust All Owned Hotel Pro Forma EBITDA to reflect the benefits for furloughed employees in the month that they are provided to the employees at our hotels, replacing the related GAAP expense accrual. While furlough costs may arise in various situations, the furlough costs incurred during the COVID-19 pandemic are unusually large and not reflective of how wages and benefits are generally accrued and paid. Therefore management adjusts All Owned Hotel Pro Forma EBITDA to include the furlough costs based on the timing that they are provided to the employees of our operators to better reflect monthly costs and evaluate the hotel performance. We accrue for the anticipated furlough costs when our hotel managers have committed to the continuation of these benefits regardless of the timing of the benefits. For example, in March 2020 we accrued $35 million for April and May benefits for furloughed employees at our Marriott- and Hyatt-managed hotels. In June 2020, we accrued $32 million for the July, August and September benefits for our Marriott-managed hotels. As a result, our GAAP operating results reflect the timing of the commitment rather than the actual month of the benefits. While the net impact of the accrual is not significant in the evaluation of our hotel operations on a quarterly basis, we adjust for the timing of the accrual on a monthly basis to include the expense in the month that the furlough benefits are provided in order to evaluate the month-to-month changes in operating results at our properties exclusive of the timing of the accrual. Hotel-level operating loss is not intended to be, and should not be used as, a substitute for GAAP net income (loss). Because of the elimination of corporate-level costs and expenses, gains or losses on disposition and depreciation and amortization expense, the hotel-level monthly operating results we present do not represent our total operating results and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance. The following presents the reconciliation of the differences between our non-GAAP financial measure, hotel-level operating loss, and net loss, the financial measure calculated and presented in accordance with GAAP that we consider most directly comparable:

	Quarter ended September 30, 2020	Quarter ended June 30, 2020
Net loss	$(316)	$(356)
Depreciation and amortization	166	168
Interest expense	66	40
Benefit for income taxes	(73)	(46)
Gain on sale of property and corporate level income/expense	23	34
Severance at hotel properties	43	1
All Owned Hotel Pro Forma EBITDA	(91)	(159)
Benefits for furloughed employees adjustment	(6)	(3)
Hotel-level operating loss	$(97)	$(162)

Cash Burn. We present cash burn because management believes this metric is helpful to investors to evaluate the Company's ability to continue to fund operations during periods where hotels have suspended operations or are operating at very low levels of occupancy due to the COVID-19 pandemic. The Company defines cash burn as net cash from operating activities adjusted for (i) capital expenditures, (ii) changes in short term assets and liabilities and (iii) contributions to equity investments, as further described below. Cash burn is not intended to be, and should not be used as a substitute for GAAP cash flow as it does not reflect  the issuance or repurchase of equity, the payment of dividends, the issuance or repayment of debt, or other investing activities such as the purchase or sale of hotels. Adjustments include:

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Capital Expenditures – Capital expenditures are included in the cash burn amount as they represent a significant on-going cash outflow of the Company. While management continually evaluates its capital expenditures program to appropriately balance improving and renewing its hotel portfolio with its overall cash needs; management continues to anticipate capital expenditures to be a significant cash outflow.

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Changes in short term assets and liabilities – The Company eliminates changes in short-term assets and liabilities, including due from managers, other assets and other liabilities, that primarily represent timing of cash inflows and outflows. As a result, cash burn includes income and expenses in better alignment with how these items are reflected on the statements of operations. These items generally represent receipts and payments that will be settled within the year and do not reflect the cash savings or liquidity needs of the Company on an on-going basis.

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Contributions to equity investments – The Company includes contributions to equity investments that have been necessary due to the depressed operations for these investments during the COVID-19 pandemic. These contributions are included as investing activities on the Statements of Cash Flows.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

The following presents the reconciliation of our net cash used in operating activities from our statements of cash flows to cash burn (in millions):

	Quarter ended September 30, 2020	Quarter ended June 30, 2020
GAAP net cash used in operating activities	$(149)	$(172)

Capital expenditures	(84)	(169)
Contributions to equity investments	(1)	(1)
Timing adjustments
Change in due from/to managers	(82)	(31)
Change in other assets	37	(17)
Change in other liabilities	12	(9)
Cash burn	$(267)	$(399)

In a scenario in which hotel operational performance is commensurate with the third quarter 2020 levels, the following presents the reconciliation of monthly cash used in operating activities to cash burn (in millions):

	Monthly average remainder of 2020
	Low	High
GAAP net cash used in operating activities	$(66)	$(66)

Capital expenditures	(40)	(30)
Timing adjustments
Changes in other assets/other liabilities	1	1
Cash burn	$(105)	$(95)